UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 28, 2016

AVAYA INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15951	22-3713430
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

4655 Great America Parkway
Santa Clara, California		95054
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:  (908) 953-6000
N/A
(Former Name or Former Address, if Changed Since Last Report)
 ____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)        On March 28, 2016, Avaya Inc. (the “Company”) announced that Roger C. Gaston stepped down from the position of Senior Vice President, Human Resources effective as of March 31, 2016 (the “Termination Date”). Mr. Gaston is no longer an employee of the Company.

(e)        In connection with the termination of Mr. Gaston’s employment, the Company entered into a Separation Agreement and General Release (the “Agreement”) with Mr. Gaston. Under the terms of the Agreement, Mr. Gaston will receive (i) $1,870,000, less applicable tax withholdings, (ii) COBRA premiums for nine months for himself and his family in excess of the active employee rate for participation in the Company’s medical expense plan and (iii) twelve months of outplacement services, commencing on the Termination Date.

In addition, as detailed in the Agreement, the Company will retain Mr. Gaston as a consultant for a nine month period commencing April 1, 2016 through and including December 31, 2016.

Mr. Gaston’s receipt of the payments and benefits described above are contingent on his execution and delivery of a waiver and release contained in the Agreement.

The foregoing description of the Agreement does not purport to be comprehensive and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.
Date: April 1, 2016	By:	/s/ David Vellequette
	Name:	David Vellequette
	Title:	Senior Vice President and Chief Financial Officer